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                                                                 EXHIBIT NO. 4.1

                      AMENDMENT NO. 4 TO RIGHTS AGREEMENT


     This Amendment No. 4 dated May 14, 1999 hereby amends the Rights Agreement originally dated as of October 13, 1995, as amended on June 29, 1998, August 18, 1998 and September 3, 1998 (the "Agreement"), between Arch Communications Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a national banking association, as Rights Agent (the "Rights Agent").

                             W I T N E S S E T H:

     WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and

     WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 4 pursuant to Section 27 of the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(ii) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

          (ii) "Exempted Person" shall mean: (A) Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV FTE, L.P. (collectively, "Sandler"), unless and until the earlier of (I) such time as Sandler, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 22.0% of the Common Stock then outstanding (or such greater percentage as may result solely from the acquisition of shares of the Company's Series C Convertible Preferred Stock or shares of Common Stock issued to effect the payment of dividends, conversion or redemption thereof) (the "Sandler Exempt Threshold") or (II) the Effective Time (as defined below), in which event Sandler immediately shall cease to be an Exempted Person; (B) W.
          R. Huff Asset Management Co., L.L.C., together with its Affiliates (collectively, "Huff"), unless and until such time as Huff, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Huff Exempt Threshold (as defined below), in which event Huff immediately shall cease to be an Exempted Person; (C) Credit Suisse First Boston Corporation, together with its Affiliates (collectively, "CS First Boston"), unless and until such time as CS First Boston, directly or indirectly,
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          becomes the Beneficial Owner of Common Stock in excess of the CS First
          Boston Exempt Threshold (as defined below), in which event CS First Boston immediately shall cease to be an Exempted Person; (D) Whippoorwill Associates, Inc., together with its Affiliates, including, without limitation, any accounts and investment funds managed by it or its Affiliates (collectively, "Whippoorwill"), unless and until such time as Whippoorwill, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Whippoorwill Exempt Threshold (as defined below), in which case Whippoorwill immediately shall cease to be an Exempted Person; (E) The Northwestern Mutual Life Insurance Company, together with its Affiliates (collectively, "Northwestern Mutual"), unless and until such time as Northwestern Mutual, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Northwestern Mutual Exempt Threshold (as defined below), in which event Northwestern Mutual immediately shall cease to be an Exempted Person; and (F) Resurgence Asset Management, L.L.C., together with its Affiliates (collectively, "Resurgence"), unless and until such time as Resurgence, directly or indirectly, becomes the Beneficial Owner of Common Stock in excess of the Resurgence Exempt Threshold (as defined below), in which event Resurgence immediately shall cease to be an Exempted Person. For purposes of this Agreement, the Huff Exempt Threshold shall mean the lesser of (I) 33.0% of the Common Stock then outstanding or (II) a percentage of the Common Stock then outstanding equal to (x) that percentage of shares of Common Stock directly or indirectly Beneficially Owned by Huff immediately after the Effective Time plus
          (y) 5.0%; the CS First Boston Exempt Threshold shall mean the lesser of (I) 26.0% of the Common Stock then outstanding or (II) a percentage of the Common Stock then outstanding equal to (x) that percentage of shares of Common Stock directly or indirectly Beneficially Owned by CS First Boston immediately after the Effective Time plus (y) 5.0%; the Whippoorwill Exempt Threshold shall mean the lesser of (I) 27.0% of the Common Stock then outstanding or (II) a percentage of the Common Stock then outstanding equal to (x) that percentage of shares of Common Stock directly or indirectly Beneficially Owned by Whippoorwill immediately after the Effective Time plus (y) 5.0%; the Northwestern Mutual Exempt Threshold shall mean the lesser of (I) 15.5% of the Common Stock then outstanding or (II) a percentage of the Common Stock then outstanding equal to (x) that percentage of shares of Common
          Stock directly or indirectly Beneficially Owned by Northwestern Mutual immediately after the Effective Time plus (y) 5.0%; and the Resurgence Exempt Threshold shall mean the lesser of (I) 19.0% of the Common
          Stock then outstanding or (II) a percentage of the Common Stock then outstanding equal to that percentage of shares of Common Stock directly or indirectly Beneficially

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          Owned by Resurgence immediately after the Effective Time, rounded to the next highest whole integer. The Sandler Exempt Threshold, the Huff Exempt Threshold, the CS First Boston Exempt Threshold, the Whippoorwill Exempt Threshold, the Northwestern Mutual Exempt Threshold and the Resurgence Exempt Threshold are collectively referred to herein as the "Exempt Threshold." For purposes of this
          Section 1(ii), none of Huff, CS First Boston, Whippoorwill or Northwestern Mutual shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of any such Person's execution and performance of any Standby Purchase Commitment (as such term is defined in the Plan and Agreement of Merger between the Company, Farm Team Corp., a wholly-owned Subsidiary of the Company, MobileMedia Corporation and MobileMedia Communications, Inc., dated as of August 18, 1998) (as it may be amended from time to time, the "Merger Agreement") and Common Stock shall be deemed to include shares of Common Stock issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock, $.01 par value per share. For purposes of this Agreement the Effective Time shall have the meaning ascribed to such term in the Merger Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.

                                        ARCH COMMUNICATIONS GROUP, INC.
Attest:


/s/ J. Roy Pottle                       By:  /s/ C. E. Baker, Jr.
----------------------------------      ----------------------------------------
Name:   J. Roy Pottle                   Name:   C.E. Baker, Jr.
Title:  Executive Vice President        Title:  Chairman of the Board and
        and Chief Financial Officer             Chief Executive Officer

     Seal

                                        THE BANK OF NEW YORK
Attest:


/s/ Luis C. Ortiz                       By:  /s/ Leslie A. Deluca
----------------------------------      ----------------------------------------
Name:  Luis C. Ortiz                    Name:  Leslie A. Deluca
Title: Assistant Vice President         Title: Vice President

     Seal

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